Pricing Supplement No.   36           Filing under Rule 424(b)(3)
Dated  October 17, 1996            Registration File No. 33-43443
(To Prospectus dated November 5, 1991 and
Prospectus Supplement dated November 6, 1991)


                      U.S. $1,250,000,000

                    REYNOLDS METALS COMPANY

                       Medium-Term Notes


Principal Amount:  $12,500,000         Floating Rate Note:  N/A
Interest Rate (if fixed rate):  6.75%     Interest rate basis:  N/A
Stated Maturity:  December 10, 2001       -Commercial Paper Rate
Specified Currency:  U.S. dollars         -Prime Rate
Applicable Exchange Rate (if any):  N/A   -LIBOR
   U.S. $1.00 =                           -Treasury Rate
Issue price (as a percentage of           -CD Rate
   principal amount):  100%               -Federal Funds Rate
Selling Agent's commission (%):  .500%    -Other:
Purchasing Agent's discount               Index Maturity:  N/A
   or commission (%):  N/A                Spread:  N/A
Net proceeds to the Company (%):  99.500% Spread Multiplier:  N/A
Settlement date (original                 Maximum Rate:  N/A
   issue date):  October 22, 1996         Minimum Rate:  N/A
Redemption Commencement                   Initial Interest Rate:  N/A
   Date (if any):  N/A                    Interest Reset Date(s): N/A
Put Right of Holders upon                 Interest Determination Date(s):N/A
   a Designated Event and                 Calculation Date(s):  N/A
   a Rating Decline:  Applicable       Interest Payment Date(s):  A/S
Book-Entry Note:  Applicable           Regular Record Date(s):  A/S
CUSIP No.:  76176L FC0


     As of the date of this Pricing Supplement, (i) the aggregate principal amount of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $1,512,500,000 and (ii) the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities which have been sold (including the Notes to which this Pricing Supplement relates) is $1,512,250,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."


                           GOLDMAN, SACHS & CO.
                            MERRILL LYNCH & CO.

October 17, 1996